Exhibit 4.25

DATED         17 FEBRUARY 2017

(1)	MEPC MILTON PARK NO. 1 LIMITED AND MEPC MILTON PARK NO. 2 LIMITED

(2)	SUMMIT THERAPEUTICS PLC

LEASE

relating to

136A Eastern Avenue

Milton Park

PRESCRIBED CLAUSES

LR1.	Date of lease	:	17 February 2017

LR2.	Title number(s)		LR2.1 Landlord’s title number(s) BK102078 LR2.2 Other title number(s) ON122118, ON122717, ON130606, ON145942, ON146219, ON225380, ON38283, ON72772, ON96949, ON216090

LR3.	Parties to this lease	:

Landlord

MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806), on behalf of MEPC Milton LP (LP No. LP14504), both of whose registered offices are at Lloyds Chambers 1 Portsoken Street London E1 8HZ

Tenant

SUMMIT THERAPEUTICS PLC (Company number 05197494) whose registered office is at 85b Park Drive Milton Park Abingdon Oxfordshire OX14 4RY

Other parties

None

LR4.	Property	:

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

Ground and First floor premises known as 136A Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB shown edged red on Plans 1A and 1B with a net internal floor area of 622.0 square metres (6,781 square feet) measured in accordance with the RICS Code of Measuring Practice (sixth edition)

LR5.	Prescribed Statements etc.	:	None

LR6.	Term for which the Property is leased		From and including 17 February 2017 To and including 16 February 2027

LR7.	Premium		None

LR8.	Prohibitions or restrictions on disposing of this lease		This lease contains a provision that prohibits or restricts dispositions
LR9.	Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None

LR9.3 Landlord’s contractual rights to acquire this lease

None

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11.	Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The easements specified in Part I of the First Schedule of this lease

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements specified in Part II of the First Schedule of this lease

LR12.	Estate rentcharge burdening the Property	None

LR13.	Application for standard form of restriction	None

LR14.	Declaration of trust where there is more than one person comprising the Tenant	None

Plan 1A

NOTES:

1. DO NOT SCALE
2. DRAWINGS TO BE READ IN CONJUNCTION WITH ALL SERVICES AND STRUCTURAL ENGINEERS DRAWINGS & SPECIFICATIONS.
3. © COPYRIGHT. DRAWINGS NOT TO BE REPRODUCED OR USED WITHOUT PRIOR WRITTEN CONSENT.

130
136
135
EASTERN AVENUE
PARK DRIVE
56.5m
.2m

Ordnance Survey, (c) Crown Copyright 2011 All rights reserved Licence number 100020449

1:1250
0 5 10 15 20 30 40 50M

INFORMATION

REF	DATE	REVISION	DRAWN	CHECKED

SCALE	DATE	DRAWN BY	CHECKED BY
1:1250	06/02/2017	TH	DP

DRAWING
136 GROUND FLOOR
EASTERN AVENUE
LAND REGISTRY
DEMISE LAYOUT

PROJECT
MEPC TENANCY
UPDATES

CLIENT
MILTON PARK

RIDGE

THE COWYARDS
BLENHEIM PARK
OXFORD ROAD
WOODSTOCK, OX20 1QR
Also at Reading, Bristol, London and Leicester
TEL: 01993 815000
FAX: 01993 815001
www.ridge.co.uk

DRG NO
140374-136-GF LR
REV
A

FILE REFERENCE

XREF FILE REFERENCE

Plan 1B

NOTES:

1. DO NOT SCALE
2. DRAWINGS TO BE READ IN CONJUNCTION WITH ALL SERVICES AND STRUCTURAL ENGINEERS DRAWINGS & SPECIFICATIONS.
3. © COPYRIGHT. DRAWINGS NOT TO BE REPRODUCED OR USED WITHOUT PRIOR WRITTEN CONSENT.

El Sub Sta
130
136
135
EASTERN AVENUE
57.2m
PARK DRIVE
56.5m

Ordnance Survey, (c) Crown Copyright 2011. All rights reserved. Licence number 100020449

1:1250

0 5 10 15 20 30 40 50M

INFORMATION

REF	DATE	REVISION	DRAWN	CHECKED

SCALE	DATE	DRAWN BY	CHECKED BY
1:1250	06/02/2017	TH	DP

DRAWING

136 FIRST FLOOR
EASTERN AVENUE
LAND REGISTRY
DEMISE LAYOUT

PROJECT

MEPC TENANCY
UPDATES

CLIENT

MILTON PARK

RIDGE

THE COWYARDS
BLENHEIM PARK
OXFORD ROAD
WOODSTOCK, OX20 1QR
TEL: 01993 815000
FAX: 01993 815001
www.ridge.co.uk
Also at Reading, Bristol, London and Leicester

DRG NO: 140374-136-FF LR

REV: -

FILE REFERENCE

XREF FILE REFERENCE

Plan 2A

NOTES:

1. DO NOT SCALE
2. DRAWINGS TO BE READ IN CONJUNCTION WITH ALL SERVICES AND STRUCTURAL ENGINEERS DRAWINGS & SPECIFICATIONS.
3. © COPYRIGHT. DRAWINGS NOT TO BE REPRODUCED OR USED WITHOUT PRIOR WRITTEN CONSENT.

El Sub Sta
130
EASTERN AVENUE
135
5 .2m
PARK DRIVE
56.5m

Ordnance Survey, (c) Crown Copyright 2011. All rights reserved. Licence number 100020449

1:1250
0 5 10 15 20 30 40 50M

INFORMATION

REF	DATE	REVISION	DRAWN	CHECKED

SCALE	DATE	DRAWN BY	CHECKED BY
1:1250	26/07/2016	TW	TH

DRAWING
136 B/C EASTERN AVENUE
BUILDING PLAN
GROUND FLOOR

PROJECT
MEPC TENANCY
UPDATES

CLIENT
MEPC
Milton Park

RIDGE

THE COWYARDS
BLENHEIM PARK
OXFORD ROAD
WOODSTOCK, OX20 1QR
TEL: 01993 815000
FAX: 01993 815001
www.ridge.co.uk
Also at Reading, Bristol, London and Leicester

DWG NO: 140374-136-BPGF
REV: -
FILE REFERENCE
XREF FILE REFERENCE

Plan 2B

NOTES:

1. DO NOT SCALE
2. DRAWINGS TO BE READ IN CONJUNCTION WITH ALL SERVICES AND STRUCTURAL ENGINEERS DRAWINGS & SPECIFICATIONS.
3. © COPYRIGHT. DRAWINGS NOT TO BE REPRODUCED OR USED WITHOUT PRIOR WRITTEN CONSENT.

130
135
EASTERN AVENUE
PARK DRIVE
57.2m
56.5m
El Sub Sta
1:1250
0 5 10 15 20 30 40 50M

Ordnance Survey, (c) Crown Copyright 2011. All rights reserved. Licence number 100020449

INFORMATION

REV	DATE	REVISION	DRAWN	CHECKED

SCALE	DATE	DRAWN BY	CHECKED BY
1:1250	26/07/2016	TW	TH

DRAWING

136 B/C EASTERN AVENUE
BUILDING PLAN
FIRST FLOOR

PROJECT

MEPC TENANCY
UPDATES

CLIENT

MEPC

Milton Park

RIDGE

THE COWYARDS
BLENHEIM PARK
OXFORD ROAD
WOODSTOCK, OX20 1QR
TEL: 01993 815000
FAX: 01993 815001
www.ridge.co.uk
Also at Reading, Bristol, London and Leicester

DRG NO: 140374-136-BPFF

REV: -

FILE REFERENCE

XREF FILE REFERENCE

Plan 3

NOTES.

1. DO NOT SCALE
2. DRAWINGS TO BE READ IN CONJUNCTION WITH ALL SERVICES AND STRUCTURAL ENGINEERS DRAWINGS & SPECIFICATIONS.
3. © COPYRIGHT. DRAWINGS NOT TO BE REPRODUCED OR USED WITHOUT PRIOR WRITTEN CONSENT.

N
130
EASTERN AVENUE
135
57.2m
PARK DRIVE
56.5m
1:1250
0 5 10 15 20 30 40 50M

Ordnance Survey, (c) Crown Copyright 2011. All rights reserved. Licence number 100020449

INFORMATION

REF	DATE	REVISION	DRAWN	CHECKED

SCALE	DATE	DRAWN BY	CHECKED BY
1:1250	26/07/2016	TW	TH

DRAWING
136 B/C EASTERN AVENUE CENTRE PLAN

PROJECT
MEPC TENANCY UPDATES

CLIENT
MEPC
Milton Park

RIDGE

THE COWYARDS
BLENHEIM PARK
OXFORD ROAD
WOODSTOCK, OX20 1QR
TEL: 01993 815000
FAX: 01993 815001
www.ridge.co.uk
Also at Reading, Bristol, London and Leicester

DRG NO
140374-136-CENTRE

REV
-

FILE REFERENCE

XREF FILE REFERENCE

Plan 4

UNIT 136
PARKING ALLOCATION KEY
MC MOTOR CYCLE
V VISITOR PARKING
DISABLED PARKING
E ELECTRIC VEHICLE CHARGING POINT
UNIT SUITE
NUMBER OF SPACES
136 GF
82
136 FF
26
El Sub Sta
UNIT 136
UNIT 135
57.2m

INFORMATION

UNIT_135-136
PARKING_ALLOCATION

MEPC_SITE_PLAN

MEPC

153417-135-136PA

1

RIDGE

MILTON PARK

MEPC

Estate Map

PARK DRIVE
INNOVATION DRIVE
BROOK DRIVE
CROFT DRIVE
1
2
3
4
5
6
10
11
12
7
8
9
13
14
15
16
17
18

Milton Park
Grow. Succeed. Belong

This lease made on the date and between the parties specified in the Prescribed Clauses Witnesses as follows:

1	Definitions and Interpretation

In this lease unless the context otherwise requires:

1.1	Definitions

Adjoining Property means any adjoining or neighbouring premises in which the Landlord or a Group Company of the Landlord holds or shall at any time during the Term hold a freehold or leasehold interest;

Base Rate means the base rate from time to time of Barclays Bank PLC or (if not available) such comparable rate of interest as the Landlord shall reasonably require;

Break Date means 17 February 2022;

Break Payment means FIFTY FIVE THOUSAND THREE HUNDRED AND SEVENTY EIGHT POUNDS (£55,378);

Building means that part of the Centre which comprises a two-storey building (of which the Property forms part) and shown for the purposes of identification edged blue on Plans 2A and 2B and includes any part of it and any alteration or addition to it or replacement of it;

Building Services means the services provided or procured by the Landlord in relation to the Building as set out in Part IV of the Fourth Schedule;

Common Parts means the accesses, and other areas of the Building from time to time designated by the Landlord for common use by the tenants and occupiers of the Building;

Centre means the part of the Estate shown edged green on Plan 3 (of which the Building forms part) and includes any part of it and any alteration or addition to it or replacement of it and any additional buildings constructed on it;

Centre Common Areas means the roads, accesses, the parking and other areas of the Centre from time to time designated by the Landlord for common use by the tenants and occupiers of the Centre;

Centre Services means the services provided or procured by the Landlord in relation to the Centre as set out in Part III of the Fourth Schedule;

Concessionary Rent Period means the period beginning on the date on which the Contractual Term begins and expiring on and including 16 February 2019;

Conduit means any existing or future media for the passage of substances or energy and any ancillary apparatus attached to them and any enclosures for them;

Contractual Term means the term specified in the Prescribed Clauses;

Encumbrances means the obligations and encumbrances (if any) specified in Part III of the First Schedule;

Estate means Milton Park, Abingdon, Oxfordshire (of which the Centre forms part) and the buildings from time to time standing on it shown on the Plan together with any other adjoining land which is incorporated into Milton Park;

Estate Common Areas means the roads, accesses, landscaped areas, car parks, estate management offices and other areas or amenities on the Estate or outside the Estate but serving or otherwise benefiting the Estate as a whole which are from time to time provided or designated for the common amenity or benefit of the owners or occupiers of the Estate;

Estate Services means the services provided or procured by the Landlord in relation to the Estate as set out in Part II of the Fourth Schedule;

Group Company means a company which is a member of the same group of companies within the meaning of Section 42 of the 1954 Act;

Guarantor means any party to this lease so named in the Prescribed Clauses (which in the case of an individual includes his personal representatives) and any guarantor of the obligations of the Tenant for the time being;

Insurance Commencement Date means 17 February 2017;

Insured Risks means fire, lightning, earthquake, explosion, aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom, riot, civil commotion, malicious damage, terrorism, storm or tempest, bursting or overflowing of water tanks apparatus or pipes, flood and impact by road vehicles, subsidence, landslip and heave (to the extent that insurance against such risks may ordinarily be arranged with an insurer of good repute) and such other risks or insurance as may from time to time be reasonably required by the Landlord (subject in all cases to such usual exclusions and limitations as may be imposed by the insurers), and Insured Risk means any one of them;

Landlord means the party to this lease so named in the Prescribed Clauses and includes any other person entitled to the immediate reversion to this lease;

Landlord’s Surveyor means a suitably qualified person or firm appointed by the Landlord (including an employee of the Landlord or a Group Company) to perform the function of a surveyor for the purposes of this lease;

Lease Particulars means the descriptions and terms in the section headed Lease Particulars which form part of this lease insofar as they are not inconsistent with the other provisions of this lease;

Lettable Units means any part of the Building which is let or constructed or adapted for letting from time to time;

Permitted Use means use as offices within Class B1(a) of the 1987 Order;

Plan means the plan or plans annexed to this lease;

Prescribed Clauses means the descriptions and terms in the section headed Prescribed Clauses which form part of this lease;

Principal Rent means:

From and including the Rent Commencement Date to and including 16 February 2018: THIRTY TWO THOUSAND EIGHT HUNDRED AND EIGHTY EIGHT POUNDS (£32,888) per annum;

From and including 17 February 2018 to and including 16 February 2019: ONE HUNDRED AND THIRTY TWO THOUSAND NINE HUNDRED AND EIGHT POUNDS (£132,908) per annum;

From and including 17 February 2019 to and including 16 February 2022: ONE HUNDRED AND SIXTY SIX THOUSAND ONE HUNDRED AND THIRTY FIVE POUNDS (£166,135) per annum subject to increase in accordance with the Second Schedule;

Property means the property described in the Prescribed Clauses and includes any part of it any alteration or addition to the Property and any fixtures and fittings in or on the Property and includes:-

(i)	the floorboards, screed, plaster and other finishes on the floors, walls, columns and ceilings, and all carpets;

(ii)	the raised floors and false ceilings (including light fittings) and the voids between the ceilings and false ceilings and the floor slab and the raised floors;

(iii)	non-load bearing walls and columns in the Property and one half of the thickness of such walls dividing the Property from other parts of the Building;

(iv)	all doors and internal windows and their frames, glass and fitments;

(v)	all Conduits, plant and machinery within and solely serving the same;

(vi)	all Landlord’s fixtures and fittings;

(vii)	all alterations and additions;

but excludes:

(i)	all structural and external parts of the Building;

(ii)	all Conduits, plant and machinery serving other parts of the Building;

Quarter Days means 25 March, 24 June, 29 September and 25 December in every year and Quarter Day means any of them;

Rent Commencement Date means 17 February 2017;

Review Date means 17 February 2022;

Service Charge means the Service Charge set out in the Fourth Schedule;

Service Charge Commencement Date means 17 February 2017;

Services means the Estate Services, the Centre Services and the Building Services;

Tenant means the party to this lease so named in the Prescribed Clauses and includes its successors in title;

Term means the Contractual Term together with any continuation of the term or the tenancy (whether by statute, common law holding over or otherwise);

This lease means this lease and any document supplemental to it or entered into pursuant to it;

Uninsured Risk means an Insured Risk against which insurance is from time to time unobtainable on normal commercial terms in the London insurance market at reasonable commercial rates for a property equivalent in size, layout, type and location;

VAT means Value Added Tax and any similar tax substituted for it or levied in addition to it;

1954 Act means the Landlord and Tenant Act 1954;

1987 Order means the Town and Country Planning (Use Classes) Order 1987 (as originally made);

1995 Act means the Landlord and Tenant (Covenants) Act 1995;

2003 Order means The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

1.2	Interpretation

1.2.1	If the Tenant or the Guarantor is more than one person then their covenants are joint and several;

1.2.2	Any reference to a statute includes any modification extension or re-enactment of it and any orders, regulations, directions, schemes and rules made under it;

1.2.3	Any covenant by the Tenant not to do any act or thing includes an obligation not knowingly to permit or suffer such act or thing to be done;

1.2.4	If the Landlord reserves rights of access or other rights over or in relation to the Property then those rights extend to persons authorised by it;

1.2.5	References to the act or default of the Tenant include acts or default or negligence of any undertenant or of anyone at the Property with the Tenant’s or any undertenant’s permission or sufferance;

1.2.6	The index and Clause headings in this lease are for ease of reference only;

1.2.7	References to the last year of the Term shall mean the twelve months ending on the expiration or earlier termination of the Term;

1.2.8	References to Costs include all liabilities, claims, demands, proceedings, damages, losses and proper and reasonable costs and expenses;

1.2.9	References to Principal Rent and Revised Rent are references to yearly sums.

2	Demise

The Landlord with Full Title Guarantee DEMISES the Property to the Tenant for the Contractual Term TOGETHER WITH the rights set out in Part I of the First Schedule, EXCEPT AND RESERVING as mentioned in Part II of the First Schedule and SUBJECT TO the Encumbrances;

3	Rent

The Tenant will pay by way of rent during the Term or until released pursuant to the 1995 Act without any deduction counterclaim or set off except where required by law:

3.1	The Principal Rent and any VAT by equal quarterly payments in advance on the Quarter Days to be paid by Direct Debit, Banker’s Standing Order or other means as the Landlord reasonably requires, the first payment for the period from and including the Rent Commencement Date to (but excluding) the next Quarter Day to be made on the Rent Commencement Date;

3.2	The Service Charge and any VAT at the times and in the manner set out in the Fourth Schedule;

3.3	The following amounts and any VAT:

3.3.1	the sums specified in Clauses 4.1 [interest] and 4.2 [outgoings and utilities];

3.3.2	the sums specified in Clause 6.2.1 [insurance];

3.3.3	all Costs incurred by the Landlord as a result of any breach of the Tenant’s covenants in this lease.

4	Tenant’s covenants

The Tenant covenants with the Landlord throughout the Term, or until released pursuant to the 1995 Act, as follows:

4.1	Interest

If the Landlord does not receive any sum due to it within 14 days of the due date to pay on demand interest on such sum at 2 per cent above Base Rate from the due date until payment (both before and after any judgment), provided this Clause shall not prejudice any other right or remedy for the recovery of such sum;

4.2	Outgoings and Utilities

4.2.1	To pay all existing and future rates, taxes, charges, assessments and outgoings in respect of the Property (whether assessed or imposed on the owner or the occupier), except any tax (other than VAT) arising as a result of the receipt by the Landlord of the rents reserved by this lease and any tax arising on any dealing by the Landlord with its reversion to this lease;

4.2.2	To pay for all gas, electricity, water, telephone and other utilities used on the Property, and all charges in connection with such utilities and for meters and all standing charges, and a fair and reasonable proportion of any joint charges as determined by the Landlord’s Surveyor;

4.3	VAT

4.3.1	Any payment or other consideration to be provided to the Landlord is exclusive of VAT, and the Tenant shall in addition pay any VAT chargeable on the date the payment or other consideration is due;

4.3.2	Any obligation to reimburse or pay the Landlord’s expenditure extends to irrecoverable VAT on that expenditure, and the Tenant shall also reimburse or pay such VAT;

4.4	Repair

4.4.1	To keep the Property and any Conduits plant and equipment serving only the Property in good and substantial repair and condition (damage by the Insured Risks excepted save to the extent that insurance moneys are irrecoverable as a result of the act or default of the Tenant and damage by an Uninsured Risk also excepted);

4.4.2	To make good any disrepair for which the Tenant is liable within 2 months after the date of written notice from the Landlord (or sooner if the Landlord reasonably requires);

4.4.3	If the Tenant fails to comply with any such notice the Landlord may enter and carry out the work and the cost shall be reimbursed by the Tenant on demand as a debt;

4.4.4	To enter into maintenance contracts with reputable contractors for the regular servicing of all plant and equipment serving only the Property;

4.5	Decoration

4.5.1	To clean, prepare and paint or treat and generally redecorate all internal parts of the Property in every fifth year and, if different, in the last year of the Term;

4.5.2	All the work described in Clause 4.5.1 is to be carried out:

(i)	in a good and workmanlike manner to the Landlord’s reasonable satisfaction; and

(ii)	in colours which (if different from the existing colour) are first approved in writing by the Landlord (approval not to be unreasonably withheld or delayed);

4.6	Cleaning

4.6.1	To keep the Property clean, tidy and free from rubbish;

4.6.2	To clean the inside of windows and any washable surfaces at the Property as often as reasonably necessary;

4.7	Overloading

Not to overload the floors, ceilings or structure of the Property or the structure of the Building or any plant machinery or electrical installation serving the Property or the Building or the Centre;

4.8	Conduits

To keep the Conduits in or serving the Property clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction and repair any damage to the Conduits as soon as reasonably practicable to the Landlord’s reasonable satisfaction;

4.9	User

4.9.1	Not to use the Property otherwise than for the Permitted Use;

4.9.2	Not to use the Property for any purpose which is:

(i)	noisy, offensive, dangerous, illegal, immoral or an actionable nuisance; or

(ii)	which in the reasonable opinion of the Landlord causes damage or disturbance to the Landlord, or to owners or occupiers of any neighbouring property; or

(iii)	which involves any substance which may be harmful, polluting or contaminating other than in quantities which are normal for and used in connection with the Permitted Use;

4.10	Signs

Not to erect any sign, notice or advertisement which is visible outside the Property without the Landlord’s prior written consent;

4.11	Alterations

4.11.1	Not to make any alterations or additions which:

(i)	affect the structure of the Building (including without limitation the roofs and foundations and the principal or load-bearing walls, floors, beams and columns);

(ii)	merge the Property with any adjoining premises;

(iii)	affect the external appearance of the Property;

(iv)	affect the heating air-conditioning and ventilation systems at the Building;

4.11.2	Not to make any other alterations or additions to the Property without the Landlord’s written consent (which is not to be unreasonably withheld or delayed, but is not required in the case of internal non-load bearing demountable partitioning provided plans showing the extent of such works are deposited with the Landlord promptly on completion of the works);

4.12	Preservation of Easements

4.12.1	Not to prejudice the acquisition of any right of light for the benefit of the Property and to preserve all rights of light and other easements enjoyed by the Property;

4.12.2	Promptly to give the Landlord notice if any easement enjoyed by the Property is obstructed, or any new easement affecting the Property is made or attempted;

4.13	Alienation

4.13.1	Not to:

(i)	assign, charge, underlet or part with possession of the whole or part only of the Property nor to agree to do so except by an assignment or underletting of the whole of the Property permitted by this Clause 4.13;

(ii)	share the possession or occupation of the whole or any part of the Property;

(iii)	assign, part with or share any of the benefits or burdens of this lease, or any interest derived from it by a virtual assignment or other similar arrangement.

4.13.2	Assignment

Not to assign or agree to assign the whole of the Property without the Landlord’s written consent (not to be unreasonably withheld or delayed), provided that:

(i)	the Landlord may withhold consent in circumstances where in the reasonable opinion of the Landlord

(a)	the proposed assignee is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this lease; or

(b)	such person as the Landlord reasonably requires does not act as guarantor for the assignee and does not enter into direct covenants with the Landlord including the provisions set out in the Third Schedule (but referring in paragraph 1.2 to the assignee);

(ii)	the Landlord’s consent shall in every case be subject to conditions (unless expressly excluded) requiring that:

(a)	the assignee covenants with the Landlord to pay the rents and observe and perform the Tenant’s covenants in this lease during the residue of the Term, or until released pursuant to the 1995 Act;

(b)	the Tenant enters into an authorised guarantee agreement guaranteeing the performance of the Tenant’s covenants in this lease by the assignee including the provisions set out in paragraphs 1-5 (inclusive) of the Third Schedule (but omitting paragraph 1.2);

(c)	all rent and other payments due under this lease and demanded in writing not less than 14 days’ prior to the assignment (not the subject of a bona fide dispute) are paid before completion of the assignment;

4.13.3	Underletting

Not to underlet or agree to underlet the whole of the Property nor vary the terms of any underlease without the Landlord’s written consent (not to be unreasonably withheld or delayed). Any permitted underletting must comply with the following:

(i)	the rent payable under the underlease must be:

(a)	not less than the rent reasonably obtainable in the open market for the Property without fine or premium;

(b)	payable no more than one quarter in advance;

(c)	subject to upward only reviews at intervals no less frequent than the rent reviews under this lease;

(ii)	the undertenant covenants with the Landlord and in the underlease:

(a)	not to do anything which might amount to a breach of the Tenant’s covenants in this lease during the term of the underlease or until released pursuant to the 1995 Act;

(b)	to observe and perform the covenants on the part of the undertenant in the underlease during the term of the underlease or until released pursuant to the 1995 Act;

(c)	not to underlet, share or part with possession or occupation of the whole or any part of the underlet premises, nor to assign or charge part only of the underlet premises;

(d)	not to assign the whole of the underlet premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed);

(iii)	all rents and other payments due under this lease (not the subject of a bona fide dispute) are paid before completion of the underletting;

(iv)	Sections 24 to 28 of the 1954 Act must be excluded and before completion of the underletting a certified copy of each of the following documents must be supplied to the Landlord:

(a)	the notice served on the proposed undertenant pursuant to section 38A(3)(a) of the 1954 Act; and

(b)	the declaration actually made by the proposed undertenant in compliance with the requirements of Schedule 2 of the 2003 Order; and

(c)	the proposed form of underlease containing an agreement to exclude the provisions of sections 24 to 28 of the 1954 Act and a reference to both the notice pursuant to section 38A(3)(a) of the 1954 Act and the declaration pursuant to the requirements of Schedule 2 of the 2003 Order as referred to in this clause 4.13.3;

4.13.4	To take all necessary steps and proceedings to remedy any breach of the covenants of the undertenant under the underlease and not to permit any reduction of the rent payable by any undertenant other than owing to rent suspension pursuant to clause 6.3 of this lease incorporated by reference into the underlease;

4.13.5	Group Sharing

Notwithstanding Clause 4.13.1 the Tenant may share occupation of the whole or any part of the Property with a Group Company

PROVIDED THAT

(a)	the relationship of landlord and tenant is not created; and

(b)	occupation by any Group Company shall cease upon it ceasing to be a Group Company; and

(c)	the Tenant informs the Landlord in writing before each occupier commences occupation and after it ceases occupation;

4.14	Registration

Within 21 days to give to the Landlord’s solicitors (or as the Landlord may direct) written notice of any assignment, charge, underlease or other devolution of the Property together with a certified copy of the relevant document and a reasonable registration fee of not more than £50;

4.15	Statutory Requirements and Notices

4.15.1	To supply the Landlord with a copy of any notice, order or certificate or proposal for any notice order or certificate affecting or capable of affecting the Property as soon as it is received by or comes to the notice of the Tenant;

4.15.2	To comply promptly with all notices served by any public, local or statutory authority, and with the requirements of any present or future statute or European Union law, regulation or directive (whether imposed on the owner or occupier), which affects the Property or its use;

4.15.3	At the request of the Landlord, but at the joint cost of the Landlord and the Tenant, to make or join the Landlord in making such objections or representations against or in respect of any such notice, order or certificate as the Landlord may reasonably require;

4.16	Planning

4.16.1	Not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) to apply for or implement any planning permission affecting the Property (other than any permission for the Permitted Use);

4.16.2	If a planning permission is implemented the Tenant shall complete all the works permitted and comply with all the conditions imposed by the permission before the determination of the Term (including any works stipulated to be carried out by a date after the determination of the Term unless the Landlord requires otherwise);

4.17	Contaminants and Defects

4.17.1	To give the Landlord prompt written notice upon becoming aware of the existence of any defect in the Property, or of the existence of any contaminant, pollutant or harmful substance on the Property but not used in the ordinary course of the Tenant’s use of the Property;

4.17.2	If so requested by the Landlord, to remove from the Property or remedy to the Landlord’s reasonable satisfaction any such contaminant, pollutant or harmful substance introduced on the Property by or at the request of the Tenant;

4.18	Entry by Landlord

To permit the Landlord at all reasonable times and on reasonable notice (except in emergency) to enter the Property in order to:

4.18.1	inspect and record the condition of the Property or other parts of the Building or the Centre or the Adjoining Property;

4.18.2	remedy any breach of the Tenant’s obligations under this lease;

4.18.3	repair, maintain, clean, alter, replace, install, add to or connect up to any Conduits or plant and machinery which serve the Building or the Centre or the Adjoining Property;

4.18.4	repair, maintain, alter or rebuild the Building or the Centre or the Adjoining Property;

4.18.5	comply with any of its obligations under this lease;

Provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exercise of such rights and shall promptly make good all physical damage to the Property caused by such entry;

4.19	Landlord’s Costs

To pay to the Landlord on demand amounts equal to such Costs as it may properly and reasonably incur:

4.19.1	in connection with any application for consent made necessary by this lease (including where consent is lawfully refused or the application is withdrawn);

4.19.2	incidental to or in reasonable contemplation of the preparation and service of a schedule of dilapidations (whether before or within three (3) months after the end of the Term) or a notice or proceedings under Section 146 or Section 147 of the Law of Property Act 1925 (even if forfeiture is avoided other than by relief granted by the Court);

4.19.3	in connection with the enforcement or remedying of any breach of the covenants in this lease on the part of the Tenant and any Guarantor;

4.19.4	incidental to or in reasonable contemplation of the preparation and service of any notice under Section 17 of the 1995 Act;

4.20	Yielding up

Immediately before the end of the Term:

(i)	to give up the Property repaired and decorated and otherwise in accordance with the Tenant’s covenants in this lease;

(ii)	if the Landlord so requires to remove all alterations made during the Term or any preceding period of occupation by the Tenant and reinstate the Property as the Landlord shall reasonably direct and to its reasonable satisfaction;

(iii)	to remove all signs, tenant’s fixtures and fittings and other goods from the Property, and make good any damage caused thereby to the Landlord’s reasonable satisfaction;

(iv)	to replace any damaged or missing Landlord’s fixtures with ones of no less quality and value;

(v)	to replace all carpets with ones of no less quality and value than those in the Property at the start of the Contractual Term;

(vi)	to give to the Landlord all operating and maintenance manuals together with any health and safety files relating to the Property;

(vii)	to provide evidence of satisfactory condition and maintenance of plant and machinery including (without limitation) electrical installation condition reports in respect of all of the electrical circuits and supply equipment in the Property, other condition reports as required under any relevant statute or European Union law, regulation or directive and copies of all service records;

(viii)	to return any security cards or passes (if any) provided by the Landlord for use by the Tenant and its visitors.

4.21	Encumbrances

To perform and observe the Encumbrances so far as they relate to the Property.

4.22	Roads Etc

Not to obstruct the roads, pavements, footpaths and forecourt areas from time to time on the Estate in any way whatsoever and not to use any part of the forecourts and car parking spaces or other open parts of the Property for the purpose of storage or deposit of any materials, goods, container ships’ pallets, refuse, waste scrap or any other material or matter.

4.23	Parking Restrictions

Except as to any right specifically granted in this lease not to permit any vehicles belonging to or calling upon the Tenant to stand on the roads, car parking spaces, forecourts, pavements or footpaths on the Estate.

4.24	Regulations etc

4.24.1	At all times during the Term to observe and perform such regulations (if any) in respect of the Building or the Centre or the Estate as the Landlord may reasonably think expedient to the proper management of the Building or the Centre or the Estate and which are notified to the Tenant;

4.24.2	Not to cause any obstruction to the Common Parts or any part of the Building or the Centre or the Estate.

4.25	Land Registration Provisions

4.25.1	Promptly following the grant of this lease the Tenant shall apply to register this lease at the Land Registry and shall ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and within one month after completion of the registration, the Tenant shall send the Landlord official copies of its title;

4.25.2	Immediately after the end of the Term (and notwithstanding that the Term has ended), the Tenant shall make an application to close the registered title of this lease and shall ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and the Tenant shall keep the Landlord informed of the progress and completion of its application.

5	Landlord’s Covenants

5.1	Quiet Enjoyment

The Landlord covenants with the Tenant that, the Tenant may peaceably enjoy the Property during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it.

5.2	Provision of Services

The Landlord will use its reasonable endeavours to provide or procure the provision of the Services PROVIDED THAT the Landlord shall be entitled to withhold or vary the provision or procurement of such of the Services as the Landlord reasonably considers necessary or appropriate in the interests of good estate management and PROVIDED FURTHER THAT the Landlord will not be in breach of this Clause as a result of any failure or interruption of any of the Services:

5.2.1	resulting from circumstances beyond the Landlord’s reasonable control, so long as the Landlord uses its reasonable endeavours to remedy the same as soon as reasonably practicable after becoming aware of such circumstances; or

5.2.2	to the extent that the Services (or any of them) cannot reasonably be provided as a result of works of inspection, maintenance and repair or other works being carried out at the Property or the Building or the Centre or the Estate.

6	Insurance

6.1	Landlord’s insurance covenants

The Landlord covenants with the Tenant as follows:

6.1.1	To insure the Building (other than tenant’s and trade fixtures and fittings) unless the insurance is invalidated in whole or in part by any act or default of the Tenant:

(i)	with an insurance office or underwriters of repute;

(ii)	against loss or damage by the Insured Risks;

(iii)	subject to such excesses as may be imposed by the insurers;

(iv)	in the full cost of reinstatement of the Building (in modern form if appropriate) including shoring up, demolition and site clearance, professional fees, VAT and allowance for building cost increases;

6.1.2	To insure against loss of the Principal Rent thereon payable or reasonably estimated by the Landlord to be payable under this lease arising from damage to the Property by the Insured Risks for three years or such longer period as the Landlord may reasonably require having regard to the likely period for reinstating the Property;

6.1.3	The Landlord will use its reasonable endeavours to procure that the insurer waives its rights of subrogation against the Tenant (so long as such provision is available in the London insurance market);

6.1.4	At the request and cost of the Tenant (but not more frequently than once in any twelve month period) to produce summary details of the terms of the insurance under this Clause 6.1;

6.1.5	If the Building is destroyed or damaged by an Insured Risk, then, unless payment of the insurance moneys is refused in whole or part because of the act or default of the Tenant and the Tenant has failed to comply with its obligation in clause 6.2.4(iii) of this lease, and subject to obtaining all necessary planning and other consents to use the insurance proceeds (except those relating to loss of rent and fees) and any uninsured excess paid by the Tenant under Clause 6.2.4(ii) in reinstating the same (other than tenant’s and trade fixtures and fittings) as quickly as reasonably practicable in modern form if appropriate but not necessarily identical in layout and (in relation to the Property) substantially as it was before the destruction or damage with the Landlord making up any shortfall in the insurance proceeds out of its own money;

6.2	Tenant’s insurance covenants

The Tenant covenants with the Landlord from and including the Insurance Commencement Date and then throughout the Term or until released pursuant to the 1995 Act as follows:

6.2.1	To pay to the Landlord on demand sums equal to:

(i)	a fair proportion (reasonably determined by the Landlord’s Surveyors) of the amount which the Landlord spends on insurance pursuant to Clause 6.1.1;

(ii)	the whole of the amount which the Landlord spends on insurance pursuant to Clause 6.1.2;

(iii)	the cost of property owners’ liability and third party liability insurance in connection with the Property;

(iv)	the cost of any professional valuation of the Property properly required by the Landlord (but not more than once in any two year period);

6.2.2	To give the Landlord immediate written notice on becoming aware of any event or circumstance which might affect or lead to an insurance claim;

6.2.3	Not to do anything at the Property which would or might prejudice or invalidate the insurance of the Building or the Adjoining Property or cause any premium for their insurance to be increased;

6.2.4	To pay to the Landlord on demand:

(i)	any increased premium and any Costs incurred by the Landlord as a result of a breach of Clause 6.2.3;

(ii)	a fair proportion (reasonably determined by the Landlord’s Surveyors) of any uninsured excess to which the insurance policy may be subject;

(iii)	the whole of the irrecoverable proportion of the insurance moneys if the Building or any part are destroyed or damaged by an Insured Risk but the insurance moneys are irrecoverable in whole or part due to the act or default of the Tenant;

6.2.5	To comply with the requirements and reasonable recommendations of the insurers;

6.2.6	To notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Property at the cost of the Tenant which become Landlord’s fixtures and fittings;

6.2.7	Not to effect any insurance of the Property against an Insured Risk but if the Tenant effects or has the benefit of any such insurance the Tenant shall hold any insurance moneys upon trust for the Landlord and pay the same to the Landlord as soon as practicable;

6.3	Suspension of Rent

6.3.1	If the Property (or the means of access thereto) are unfit for occupation or use because of damage by an Insured Risk then (save to the extent that payment of the loss of rent insurance moneys is refused due to the act or default of the Tenant) the Principal Rent (or a fair proportion according to the nature and extent of the damage) shall be suspended until the date on which the Property is again fit for occupation and use and/or accessible.

6.3.2	If clause 6.3.1 applies at any time during the Concessionary Rent Period then the period of suspension of the Principal Rent under clause 6.3.1 shall be adjusted by adding the unexpired portion of the Concessionary Rent Period (calculated pro rata if the rent suspension is applied pro rata) to the date the rent suspension ends;

6.3.3	If the Principal Rent (or a fair proportion according to the nature and extent of the damage) shall be suspended and if either party exercises its right to terminate the Contractual Term pursuant to clause 6.4 or 6.5 of this lease or if this lease terminates in accordance with clause 6.5 of this lease then within 10 working days of such termination the Landlord shall repay to the Tenant any payment of the Principal Rent which relates to a period after the date of termination of the Contractual Term and the Landlord shall also repay to the Tenant any amounts paid by the Tenant pursuant to clause 6.2.1 of this lease and which relate to a period after the date of termination of the Contractual Term;

6.3.4	If the Principal Rent (or a fair proportion according to the nature and extent of the damage) shall be suspended and the Building is reinstated in accordance with clause 6.1.5 of this lease the Landlord shall credit any overpayment of the Principal Rent by the Tenant at the date on which any such rent suspension comes into effect against the next payment of the Principal Rent due from the Tenant following expiry of any such rent suspension.

6.4	Determination Right

6.4.1	If the Property is destroyed or damaged by an Insured Risk such that the Property is unfit for occupation and use and shall not be rendered fit for occupation and use within two years and nine months of the date of such damage then either the Landlord or the Tenant may whilst the Property has not been rendered fit for occupation and use terminate the Contractual Term by giving to the other not less than three (3) months’ previous notice in writing.

6.4.2	Termination of this lease pursuant to the provisions of Clause 6.4.1 shall be without prejudice to the liability of either party for any antecedent breach of the covenants and conditions herein contained (save for Clause 6.1.5 which shall be deemed not to have applied).

6.5	Uninsured Risks

6.5.1	For the purposes of this Clause 6.5:

(i)	These provisions shall apply from the date on which any Insured Risk becomes an Uninsured Risk but only in relation to the Uninsured Risk;

(ii)	References to an Insured Risk becoming an Uninsured Risk shall, without limitation, include the application by insurers of an exclusion, condition or limitation to an Insured Risk to the extent to which such risk thereby is or becomes an Uninsured Risk.

(iii)	The Landlord shall notify the Tenant in writing as soon as reasonably practicable after an Insured Risk becomes an Uninsured Risk.

6.5.2	If during the Term the Property (or part thereof or the means of access thereto) shall be damaged or destroyed by an Uninsured Risk so as to make the Property (or part therefore) unfit for occupation or use or inaccessible:

(i)	The Principal Rent and the Service Charge or a fair proportion according to the nature and extent of the damage sustained will not be payable until the earlier of the date on which:

(a)	The Property shall again be fit for occupation and use excluding fitting out and replacement of contents and made accessible; or

(b)	This lease shall be terminated in accordance with Clause 6.5.2(ii) or 6.5.5

(ii)	The Landlord may within six (6) months of the date of such damage or destruction serve notice on the Tenant confirming that it will reinstate the Property (a ‘Reinstatement Notice’) so that the Property shall be fit for occupation and use and made accessible and if the Landlord fails to serve a Reinstatement Notice by the expiry of such prescribed period the lease will automatically end on the date one year after the date of such damage or destruction.

6.5.3	Clause 6.5.2(i) shall not apply if an Insured Risk shall have become an Uninsured Risk owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents, employees, licensee, invitees or contractors.

6.5.4	If the Landlord shall have served a Reinstatement Notice the provisions of Clause 6.1.6 shall apply as if the damage had been caused by an Insured Risk

6.5.5	If the Landlord shall have served a Reinstatement Notice and such reinstatement has not been completed by the date two years and nine months of the date of such damage at any time after that date the Landlord or the Tenant may terminate this lease by serving not less than three months’ notice on the other stating that it terminates this lease, and if by the end of such notice the Property and/or access to it have been reinstated so that the Property is fit for occupation and use and is accessible the notice shall be void and this lease shall continue in full force and effect.

6.5.6	Service of a Reinstatement Notice shall not oblige the Landlord to replace any Tenant’s fitting out works or property belonging to the Tenant or any third party.

7	Provisos

7.1	Forfeiture

If any of the following events occur:

7.1.1	the Tenant fails to pay any of the rents payable under this lease within 21 days of the due date (whether or not formally demanded); or

7.1.2	the Tenant or Guarantor breaches any of its obligations in this lease; or

7.1.3	the Tenant or Guarantor being a company incorporated within the United Kingdom

(i)	has an Administration Order made in respect of it; or

(ii)	passes a resolution, or the Court makes an Order, for the winding up of the Tenant or the Guarantor, otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not to be unreasonably withheld); or

(iii)	has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)	is struck off the Register of Companies; or

(v)	is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

7.1.4	proceedings or events analogous to those described in Clause 7.1.3 shall be instituted or shall occur where the Tenant or Guarantor is a company incorporated outside the United Kingdom; or

7.1.5	the Tenant or Guarantor being an individual:

(i)	has a bankruptcy order made against him; or

(ii)	appears to be unable to pay his debts within the meaning of Section 268 of the Insolvency Act 1986;

then the Landlord may re-enter the Property or any part of the Property in the name of the whole and forfeit this lease and the Term created by this lease shall immediately end, but without prejudice to the rights of either party against the other in respect of any breach of the obligations contained in this lease;

7.2	Notices

7.2.1	All notices under or in connection with this lease shall be given in writing

7.2.2	Any such notice shall be duly and validly served if it is served (in the case of a company) to its registered office or (in the case of an individual) to his last known address;

7.2.3	Any such notice shall be deemed to be given when it is:

(i)	personally delivered to the locations listed in Clause 7.2.2; or

(ii)	sent by registered post, in which case service shall be deemed to occur on the third Working Day after posting.

7.3	No Implied Easements

The grant of this lease does not confer any rights over the Building or the Centre or the Estate or the Adjoining Property or any other property except those mentioned in Part I of the First Schedule, and Section 62 of the Law of Property Act 1925 is excluded from this lease;

8	Break Clause

8.1	The Tenant may terminate the Contractual Term on the Break Date by giving to the Landlord not less than nine (9) months’ previous notice in writing;

8.2	Any notice given by the Tenant shall operate to terminate the Contractual Term only if:

(i)	the Principal Rent reserved by this lease has been paid by the Break Date; and

(ii)	the Break Payment together with any VAT properly payable thereon at the standard rate for the time being payable has been paid to the Landlord in cleared funds by the date on which such notice is given; and

(iii)	the Tenant is not in occupation of any part of the Property; and

(iv)	there are no continuing subleases of the Property;

8.3	Upon termination pursuant to clause 8.1 of this lease the Contractual Term shall cease on the Break Date but without prejudice to any claim of either party in respect of any prior breach by the other of the obligations contained in this lease;

8.4	If the Tenant does terminate the Contractual Term on the Break Date the Landlord shall repay to the Tenant within 20 working days of the Break Date any Principal Rent, Service Charge and any payments made by the Tenant pursuant to clause 6.2.1 of this lease which relate to a period which extends beyond the Break Date;

8.5	Time shall be of the essence for the purposes of this Clause.

9	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this lease.

Executed by the parties as a Deed on the date specified in the Prescribed Clauses.

The First Schedule

Part I - Easements and Other Rights granted

There are granted to the Tenant (in common with others authorised by the Landlord)

1	The right to use the relevant Estate Common Areas and the Centre Common Areas and the Common Parts for access to and from the Property and for all purposes for which they are designed;

2	Free and uninterrupted use of all existing and future Conduits which serve the Property, subject to the Landlord’s rights to re-route the same subject to there being no unreasonable interruption of services;

3	The right to enter the Building (excluding the Lettable Units) and the Centre and/or the Estate and/or the Adjoining Property excluding any buildings which are occupied as necessary to perform Clause 4.4 [repair] on reasonable prior written notice to the Landlord, subject to causing as little inconvenience as practicable and complying with conditions reasonably imposed by the Landlord and making good all physical damage caused;

4	The right of support and protection from the remainder of the Building;

5	The right to use such areas of the Building as the Landlord from time to time designates for plant and equipment serving only the Property (subject to approval under Clause 4.11.2);

6	The right to use 26 parking spaces at the Centre in such locations as the Landlord from time to time allocates, the initial allocation shaded in green on Plan 4;

7	The right at all reasonable times and on reasonable notice (which shall not be less than 72 hours’ notice except in emergency) to gain entry to the lift motor room shown shaded in grey on Plan 1A in order to repair, maintain, clean, alter or replace any plant and machinery relating to the lift which serves the Property;

8	The right in emergency or as part of any practice fire drill to use the external fire escape staircase leading from the first floor part of the Property to the car park in the Centre;

9	The right to use the balconies at first floor level of the Property;

Part II - Exceptions and Reservations

There are excepted and reserved to the Landlord (and also exercisable by others authorised by the Landlord):

1	The right to carry out any building, rebuilding, alteration or other works to the Building (including, without prejudice to the generality of the foregoing, the Lift Works), the Centre, the Estate and the Adjoining Property (including the erection of scaffolding) notwithstanding any temporary interference with light and air enjoyed by the Property;

2	Free and uninterrupted use of all existing and future Conduits which are in the Property and serve the Building, the Centre, the Estate or the Adjoining Property;

3	Rights of entry on the Property as referred to in Clause 4.18;

4	The right to regulate and control in a reasonable manner the use of the Common Parts, the Centre Common Areas and the Estate Common Areas;

5	The right to alter the layout of the roads forecourts footpaths pavements and car parking areas from time to time at the Centre or on the Estate in such manner as the Landlord may reasonably require PROVIDED THAT such alterations do not materially diminish the Tenant’s rights under this lease;

6	The right of support and protection for other parts of the Building;

7	The right in the last six months of the Term to view the Property with prospective tenants upon giving reasonable notice and the right throughout the Term to view the Property with prospective purchasers of the Estate or any part thereof upon giving reasonable notice.

Part III - Encumbrances

The covenants declarations and other matters affecting the Property contained or referred to in the Landlord’s freehold reversionary title number BK102078 as at 23 September 2016 at 12:55:40

The Second Schedule

Rent Review

1	In this Schedule:

1.1	Review Date means the Review Date;

1.2	Rack Rental Value means the annual rent (exclusive of VAT) at which the Property might reasonably be expected to be let in the open market at the Review Date

ASSUMING

1.2.1	the letting is on the same terms as those contained in this lease but subject to the following qualifications:

(i)	the term shall commence on the Review Date and be five (5) years;

(ii)	the amount of the Principal Rent shall be disregarded; and

(iii)	the Concessionary Rent Period shall be disregarded

1.2.2	the Property is available to let as a whole, with vacant possession, by a willing landlord to a willing tenant, without premium;

1.2.3	the Property is ready, fit and available for immediate occupation and use for the Permitted Use;

1.2.4	all the obligations on the part of the Tenant contained in this lease have been fully performed and observed;

1.2.5	no work has been carried out to the Property which has reduced the rental value of the Property;

1.2.6	if the whole or any part of the Property has been destroyed or damaged it has been fully reinstated;

BUT DISREGARDING

1.2.7	any goodwill attached to the Property by reason of any business carried on there;

1.2.8	any effect on rent of the fact that any Tenant and any undertenant is or has been in occupation of the Property;

1.2.9	any effect on rent of any improvements at the Property made with the Landlord’s consent by the Tenant or any undertenant, except improvements carried out pursuant to an obligation to the Landlord or at the expense of the Landlord;

PROVIDED THAT the Rack Rental Value shall be that which would be payable after the expiry of any rent free period or concessionary rent period for fitting out (or the receipt of any contribution to fitting out works or other inducement in lieu thereof) which might be given on a letting of the Property, so that no discount reduction or allowance is made to reflect (or compensate the tenant for the absence of) any such rent free or concessionary rent period or contribution or inducement;

1.3	Revised Rent means the new Principal Rent following the Review Date pursuant to paragraph 2 of the Second Schedule.

1.4	Expert means a surveyor (who shall be a Fellow of the Royal Institution of Chartered Surveyors with at least ten (10) years’ experience in the letting and valuation of premises of a similar nature to and situate in the same region as the Property) agreed between the Landlord and the Tenant, or in the absence of agreement nominated on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors.

2	The Principal Rent shall be reviewed on the Review Date to the higher of:

2.1	the Principal Rent payable immediately before the Review Date (disregarding any suspension or abatement of the Principal Rent); and

2.2	the Rack Rental Value on the Review Date agreed or determined in accordance with this lease.

3	The Rack Rental Value at the Review Date shall be:

3.1	agreed in writing between the Landlord and the Tenant; or

3.2	determined by an Expert (acting as an expert) on the application of either Landlord or Tenant at any time after the Review Date;

4	In the case of determination by an Expert:

4.1	the Expert will be instructed to afford the Landlord and the Tenant the opportunity to make written representations to him and comment upon written representations received by him;

4.2	if an Expert dies, refuses to act or becomes incapable of acting, or if he fails to notify the parties of his determination within 2 months after receiving the last submission delivered to him, either the Landlord or the Tenant may apply to the President to discharge him and appoint another in his place;

4.3	the fees and expenses of the Expert and any VAT thereon shall be paid by the Landlord and the Tenant in such shares as the Expert shall decide (or in equal shares if the Expert does not decide this point); if one party pays all the Expert’s fees and expenses, the paying party may recover the other’s share from the other party, in the case of the Landlord as arrears of rent.

5	If a Revised Rent is not agreed or determined by the Review Date:

5.1	the Principal Rent payable immediately before the Review Date shall continue to be payable until the Revised Rent is ascertained;

5.2	when the Revised Rent is ascertained:

5.2.1	the Tenant shall pay within 14 days of ascertainment:

(i)	any difference between the Principal Rent payable immediately before the Review Date and the Principal Rent which would have been payable had the Revised Rent been ascertained on the Review Date (the Balancing Payment); and

(ii)	interest on the Balancing Payment at Base Rate from the date or dates when the Balancing Payment or the relevant part or parts would have been payable had the Revised Rent been ascertained on the Review Date;

5.2.2	the Landlord and Tenant shall sign and exchange a memorandum recording the agreed amount of the Revised Rent.

6	Time shall not be of the essence for the purposes of this Schedule.

The Third Schedule

Guarantee

1	The Guarantor covenants with the Landlord as principal debtor:

1.1	that throughout the Term or until the Tenant is released from its covenants pursuant to the 1995 Act:

1.1.1	The Tenant will pay the rents reserved by and perform its obligations contained in this lease;

1.1.2	The Guarantor will indemnify the Landlord on demand against all Costs arising from any default of the Tenant in paying the rents and performing its obligations under this lease;

1.2	the Tenant [(here meaning the Tenant so named in the Prescribed Clauses)] will perform its obligations under any authorised guarantee agreement that it gives with respect to the performance of any of the covenants and conditions in this lease.

2	The liability of the Guarantor shall not be affected by:

2.1	Any time given to the Tenant or any failure by the Landlord to enforce compliance with the Tenant’s covenants and obligations;

2.2	The Landlord’s refusal to accept rent at a time when it would or might have been entitled to re-enter the Property;

2.3	Any variation of the terms of this lease;

2.4	Any change in the constitution, structure or powers of the Guarantor the Tenant or the Landlord or the administration, liquidation or bankruptcy of the Tenant or Guarantor;

2.5	Any act which is beyond the powers of the Tenant;

2.6	The surrender of part of the Property;

3	Where two or more persons have guaranteed obligations of the Tenant the release of one or more of them shall not release the others.

4	The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations or stand in the Landlord’s place in respect of such security.

5	If this lease is disclaimed, and if the Landlord within 6 months of the disclaimer requires in writing the Guarantor will enter into a new lease of the Property at the cost of the Guarantor on the terms of this lease (but as if this lease had continued and so that any outstanding matters relating to rent review or otherwise shall be determined as between the Landlord and the Guarantor) for the residue of the Contractual Term from and with effect from the date of the disclaimer.

6	If this lease is forfeited and if the Landlord within 6 months of the forfeiture requires in writing the Guarantor will (at the option of the Landlord):

6.1	enter into a new lease as in paragraph 5 above with effect from the date of the forfeiture; or

6.2	pay to the Landlord on demand an amount equal to the moneys which would otherwise have been payable under this lease until the earlier of 6 months after the forfeiture and the date on which the Property is fully relet.

6.3	Where the Property is not fully relet during such 6 month period the Landlord will set off against the Guarantor’s liability under paragraph 6 of this Schedule any amounts it obtains from the reletting of any part or parts of the Property.

The Fourth Schedule

Service Charge

Part I - Calculation and payment of the Service Charge

1	In this Schedule unless the context otherwise requires:

1.1	Accounting Date means 31 December in each year or such other date as the Landlord notifies in writing to the Tenant from time to time;

1.2	Accounting Year means the period from but excluding one Accounting Date to and including the next Accounting Date;

1.3	Estimated Service Charge means the Landlord’s Surveyor’s reasonable and proper estimate of the Service Charge for the Accounting Year notified in writing to the Tenant from time to time;

1.4	Service Cost means the reasonable and proper costs and expenses paid or incurred by the Landlord in relation to the provision of the Services (including irrecoverable VAT);

1.5	Tenant’s Share means a fair and reasonable proportion of the Service Cost.

2	The Service Charge shall be the Tenant’s Share of the Service Cost in respect of each Accounting Year, and if only part of an Accounting Year falls within the Term the Service Charge shall be the Tenant’s Share of the Service Cost in respect of the relevant Accounting Period divided by 365 and multiplied by the number of days of the Accounting Year within the Term.

3	The Landlord shall have the right to adjust the Tenant’s Share from time to time to make reasonable allowances for differences in the services provided to or enjoyable by the other occupiers of the Building or the Centre or the Estate.

4	The Tenant shall pay the Estimated Service Charge for each Accounting Year to the Landlord in advance by equal instalments on the Quarter Days, (the first payment for the period from and including the Service Charge Commencement Date to (but excluding) the next Quarter Day after the Service Charge Commencement Date to be made on the Service Charge Commencement Date); and

4.1	If the Landlord’s Surveyor does not notify an estimate of the Service Charge for any Accounting Year the Estimated Service Charge for the preceding Accounting Year shall apply; and

4.2	Any adjustment to the Estimated Service Charge after the start of an Accounting Year shall adjust the payments on the following Quarter Days equally.

5	As soon as practicable after the end of each Accounting Year the Landlord shall serve on the Tenant a summary of the Service Cost and a statement of the Service Charge certified by the Landlord’s Surveyor which shall be conclusive (save in the case of manifest error).

6	The difference between the Service Charge and the Estimated Service Charge for any Accounting Year (or part) shall be paid by the Tenant to the Landlord within fourteen days of the date of the statement for the Accounting Year, or allowed against the next Estimated Service Charge payment, or after the expiry of the Term refunded to the Tenant.

7	The Tenant shall be entitled by appointment within a reasonable time following service of the Service Charge statement to inspect the accounts maintained by the Landlord and the Landlord’s Surveyor relating to the Service Cost and supporting vouchers and receipts at such location as the Landlord reasonably directs.

Part II - Estate Services

In relation to the Estate the provision of the following services or the Costs incurred in relation to:

1	The Common Areas

Repairing, maintaining and (where appropriate) cleaning, lighting and (as necessary) altering renewing, rebuilding and reinstating the Estate Common Areas.

2	Conduits

The repair, maintenance and cleaning and (as necessary) replacement and renewal of all Conduits within the Estate Common Areas.

3	Plant and machinery

Hiring, operating, inspecting, servicing, overhauling, repairing, maintaining, cleaning, lighting and (as necessary) renewing or replacing any plant, machinery, apparatus and equipment from time to time within the Estate Common Areas or used for the provision of services to the Estate and the supply of all fuel and electricity for the same and any necessary maintenance contracts and insurance in respect thereof.

4	Signs

Maintaining and (where appropriate) cleaning and lighting and (as necessary) renewing and replacing the signboards, all directional signs, fire regulation notices, advertisements, bollards, roundabouts and similar apparatus or works.

5	Landscaping

Maintaining, tending and cultivating and (as necessary) re-stocking any garden or grassed areas including replacing plants, shrubs and trees as necessary.

6	Common facilities

Repairing maintaining and (as necessary) rebuilding as the case may be any party walls or fences, party structures, Conduits or other amenities and easements which may belong to or be capable of being used or enjoyed by the Estate in common with any land or buildings adjoining or neighbouring the Estate.

7	Security

Installation, operation, maintenance, repair, replacement and renewal of closed circuit television systems and other security systems.

8	Outgoings

Any existing and future rates, taxes, charges, assessments and outgoings in respect of the Estate Common Areas or any part of them except tax (other than VAT) payable in respect of any dealing with or any receipt of income in respect of the Estate Common Areas.

9	Transport

The provision of a bus service to and from Didcot or such other transport and/or location (if any) deemed necessary by the Landlord.

10	Statutory requirements

The cost of carrying out any further works (after the initial construction in accordance with statutory requirements) to the Estate Common Areas required to comply with any statute.

11	Management and Staff

11.1	The proper and reasonable fees, costs, charges, expenses and disbursements (including irrecoverable VAT) of any person properly employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the Estate Services and any other duties in and about the Estate relating to the general management, administration, security, maintenance, protection and cleanliness of the Estate:

11.2	Management costs fees and disbursements in respect of the Estate of 10% of the Service Cost (excluding costs under this clause 11.2).

11.3	Providing staff in connection with the Estate Services and the general management, operation and security of the Estate and all other incidental expenditure including but not limited to:

11.3.1	salaries, National Health Insurance, pension and other payments contributions and benefits;

11.3.2	uniforms, special clothing, tools and other materials for the proper performance of the duties of any such staff;

11.3.3	providing premises and accommodation and other facilities for staff.

12	Enforcement of Regulations

The reasonable and proper costs and expenses incurred by the Landlord in enforcing the rules and regulations from time to time made pursuant to Clause 4.24 provided that the Landlord shall use all reasonable endeavours to recover such costs and expenses from the defaulting party and provided further that there shall be credited against the Service Cost any such costs recovered.

13	Insurances

13.1	Effecting such insurances (if any) as the Landlord may properly think fit in respect of the Estate Common Areas the plant, machinery, apparatus and equipment used in connection with the provision of the Estate Services (including without prejudice those referred to in paragraph 3 above) and any other liability of the Landlord to any person in respect of those items or in respect of the provision of the Estate Services.

13.2	Professional valuations for insurance purposes (but not more than once in any two year period);

13.3	Any uninsured excesses to which the Landlord’s insurance may be subject.

14	Generally

Any reasonable and proper costs (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Estate.

15	Anticipated Expenditure

Establishing and maintaining reserves to meet the future costs (as from time to time estimated by the Landlord’s Surveyor) of providing the Estate Services;

16	Borrowing

The costs of borrowing any sums required for the provision of the Estate Services at normal commercial rates available in the open market or if any such sums are loaned by the Landlord or a Group Company of the Landlord interest at Base Rate.

17	VAT

Irrecoverable VAT on any of the foregoing.

Part III - Centre Services

In relation to the Centre, the provision of the following services or the Costs incurred in relation to:

1	Repairs to the Centre (including Conduits)

Repair, renewal, decoration, cleaning and maintenance of the foundations, roof, exterior and structure, the Conduits, plant and equipment (which are not the responsibility of any tenants of the Centre).

2	Centre Common Areas

(a)	Repair, renewal, decoration, cleaning, maintenance and lighting of the Centre Common Areas and other parts of the Centre;

(b)	Providing and maintaining any plants in the Centre Common Areas;

(c)	Providing signs, nameboards and other notices within the Centre including a sign giving the name of the Tenant or other permitted occupier and its location within the Centre.

3	Services

Procuring water, electricity and sewerage services.

4	Fire Fighting and Security

Provision, operation, repair, renewal, cleaning and maintenance of fire alarms, sprinkler systems, fire prevention and fire-fighting equipment and ancillary apparatus and security alarms, apparatus, closed circuit television and systems as the Landlord considers appropriate.

5	Statutory Requirements

All existing and future rates, taxes, charges, assessments and outgoings payable to any competent authority for or in connection with utilities.

6	Management and Staff

6.1	The proper and reasonable fees, costs, charges, expenses and disbursements (including irrecoverable VAT) of any person properly employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the Centre Services and any other duties in and about the Centre relating to the general management, administration, security, maintenance, protection and cleanliness of the Centre:

6.2	Management fees and disbursements incurred in respect of the Centre of 10% of the Service Cost (excluding costs under this paragraph 6.2).

6.3	Providing staff in connection with the Centre Services and the general management, operation and security of the Centre and all other incidental expenditure including but not limited to:

(i)	salaries, National Health Insurance, pension and other payments contributions and benefits;

(ii)	uniforms, special clothing, tools and other materials for the proper performance of the duties of any such staff;

(iii)	providing premises and accommodation and other facilities for staff.

7	General

7.1	Establishing and maintaining reserves to meet the future costs (as from time to time estimated by the Landlord’s Surveyor) of providing the Centre Services;

7.2	Any reasonable and proper costs (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Centre.

7.3	The costs of borrowing any sums required for the provision of the Centre Services at normal commercial rates available in the open market or if any such sums are loaned by the Landlord or a Group Company of the Landlord interest at Base Rate.

8	VAT

Irrecoverable VAT on any of the foregoing.

Part IV - Building Services

In relation to the Building, the provision of the following services or the Costs incurred in relation to:

1	Repairs to the Building (including Conduits)

Repair, renewal, decoration, cleaning and maintenance of the foundations, roof, exterior and structure, the Conduits, plant and equipment (which are not the responsibility of any tenants of the Building).

2	Common Parts

(d)	Repair, renewal, decoration, cleaning, maintenance and lighting of the Common Parts and other parts of the Building not comprised in the Lettable Units;

(e)	Furnishing, carpeting and equipping the Common Parts;

(f)	Cleaning the outside of all external windows;

(g)	Providing and maintaining any plants, or floral displays in the Common Parts;

(h)	Providing signs, nameboards and other notices within the Building including a sign giving the name of the Tenant or other permitted occupier and its location within the Building in the entrance lobby of the Building.

3	Heating etc. services

(a)	Providing heating, air conditioning and ventilation other than to the Lettable Units to such standards and between such hours as the Landlord reasonably decides;

(b)	Procuring water and sewerage services.

4	Fire Fighting and Security

Provision, operation, repair, renewal, cleaning and maintenance of fire alarms, sprinkler systems, fire prevention and fire fighting equipment and ancillary apparatus and security alarms, apparatus, closed circuit television and systems as the Landlord considers appropriate.

5	Insurance

5.1	Effecting such insurances (if any) as the Landlord may properly think fit in respect of the Common Parts and all Landlord’s plant, machinery, apparatus and equipment and any other liability of the Landlord to any person in respect of those items or in respect of the provision of the Building Services;

5.2	Professional valuations for insurance purposes (but not more than once in any two year period);

5.3	Any uninsured excesses to which the Landlord’s insurance may be subject.

6	Statutory Requirements

All existing and future rates, taxes, charges, assessments and outgoings payable to any competent authority or for or in connection with utilities except in respect of the Lettable Units.

7	Management and Staff

7.1	The proper and reasonable fees, costs, charges, expenses and disbursements (including irrecoverable VAT) of any person properly employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the Building Services and any other duties in and about the Building relating to the general management, administration, security, maintenance, protection and cleanliness of the Building:

7.2	Management fees and disbursements incurred in respect of the Building of 10% of the Service Cost (excluding costs under this Clause 7.2).

7.3	Providing staff in connection with the Building Services and the general management, operation and security of the Building and all other incidental expenditure including but not limited to:

(iv)	salaries, National Health Insurance, pension and other payments contributions and benefits;

(v)	uniforms, special clothing, tools and other materials for the proper performance of the duties of any such staff;

(vi)	providing premises and accommodation and other facilities for staff.

8	General

8.1	Establishing and maintaining reserves to meet the future costs (as from time to time estimated by the Landlord’s Surveyor) of providing the Building Services;

8.2	Any reasonable and proper costs (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Building.

8.3	The costs of borrowing any sums required for the provision of the Services at normal commercial rates available in the open market or if any such sums are loaned by the Landlord or a Group Company of the Landlord interest at Base Rate.

9	VAT

Irrecoverable VAT on any of the foregoing.

LEASE PARTICULARS

Date of Lease	:	17 February 2017

Original Landlord	:	MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806)

Original Tenant	:	SUMMIT THERAPEUTICS PLC (Company number 05197494)

Original Guarantor	:	None

Property	:	136A Eastern Avenue, Milton Park

Floor Area		630.0 square metres (6,781 square feet) net internal

Contractual Term	:	Ten (10) years from and including 13 February 2017 to and including 12 February 2027

Initial Principal Rent	:	THIRTY TWO THOUSAND EIGHT HUNDRED AND EIGHTY EIGHT POUNDS (£32,888) per annum

Rent Commencement Date	:	17 February 2017

Review Date	:	17 February 2022

Review Type	:	Market - upwards only

Service Charge Commencement Date	:	17 February 2017

Principal Rent and Service Charge Payment Dates	:	Quarterly: 25 March, 24 June, 29 September and 25 December

Insurance Commencement Date	:	17 February 2017

Permitted Use: (1987 Order)	:	B1 Offices

Break Date	:	17 February 2022

Break Type	:	Tenant - Once only

Parking Spaces	:	26

Security of Tenure: Landlord and Tenant Act 1954	:	Included

EXECUTED AS A DEED by MEPC MILTON PARK NO. 1 LIMITED acting by a director and the company secretary or by two directors	}
Director
Director/Company Secretary

EXECUTED AS A DEED by MEPC MILTON PARK NO. 2 LIMITED acting by a director and the company secretary or by two directors	}
Director
Director/Company Secretary

EXECUTED AS A DEED by SUMMIT THERAPEUTICS PLC acting by a director and the company secretary or by two directors	}
Director
Glyn Edwards - Director

Director/Company Secretary
Melissa Strange Company Secretary